EXHIBIT 99.2

                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as effective the 12th day of November, 1999, by and between Globalock Corporation, a Delaware corporation ("Company") and George Malasek ("Consultant").

          A. The Company wishes to engage the services of Consultant as an independent contractor to the Company;

          B. The Consultant represents that it has no prior or existing legally binding obligations that are in conflict with its entering into this Agreement; and

          C. The Consultant is willing to be so retained on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

         1. Engagement. The Company hereby retains Consultant as an independent contractor to the Company, and Consultant hereby accepts such engagement on the terms and conditions hereinafter set forth.

         2. Term. This Agreement shall be in effect for an initial term of one year, commencing upon execution by both parties, and shall be renewable automatically, without any action of the parties, on an annual basis thereafter, unless either party gives the other written notice of an intention not to renew this Agreement at least thirty (30) days prior to the end of the initial term or any renewal term thereof.

         3. Duties of Consultant. The Company retains Consultant to provide general strategic and financial advice and consultation to management on all matters pertaining to the business of the Company.


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            In its  capacity  as advisor and  consultant  to  management  of the
Company, Consultant shall be required to devote at least 10 hours per month to the business of the Company, but with the understanding and expectation that Consultant will provide approximately 2.5 hours of consultation per week. Consultant shall also be available, at the mutual convenience of the parties, to evaluate specific matters or problems submitted to Consultant by management of the Company.

            Consultant shall render the services required in this Agreement as an independent contractor. Deadlines in respect of the service and functions of Consultant shall be mutually agreed upon. Consultant shall have no authority or power of decision over any of the Company's activities or employees.

            Consultant shall use his best efforts to advance the business and welfare of the Company, and shall not intentionally take any action adverse to the best interests of the Company.

         4. Compensation. As full and complete compensation for any and all services (except out-of-pocket expenses approved by the Company) that Consultant shall render to the Company, the Company shall make a one-time grant of 260,000 restricted shares of the Company's Common Stock to be registered for resale under Form S-8 or other available form as soon as reasonably practical.

         5. Disclosure of Information. Consultant recognizes and acknowledges as a result of his engagement by the Company, he will have access to discover information which is of a proprietary manner to the Company, including methods, inventions, improvements, trade secrets, or discoveries, whether patentable or not, and similar information relating to the Company's products and services. In addition, information will or has been disclosed to Consultant, or has been discovered by Consultant, concerning marketing plans, processes, products, apparatus, techniques, know-how, trade secret, strategies, customer lists, and technical requirements of customers of the Company. Consultant agrees that he will not, without the prior written approval of the Company, disclose any such


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proprietary  information  of the  Company  to  anyone  not in the  employ of the
Company, or use any such information other than for the purposes of this Agreement. Consultant agrees that he will not allow any other person engaged by him to have access to any of the proprietary information unless he first obtains such person's agreement not to disclose or use such information, and such agreement is binding upon the Company, Consultant, and such third person. These obligations shall not apply, however, to information which is or becomes generally available to the public through no fault of Consultant.

         6. Termination. This Agreement shall terminate on the earliest of:

                  (i)     On May 12, 1999;

                  (ii) At Consultant's option, upon a ninety (90)day written notice; or

                  (iii)   Upon mutual written agreement of the parties hereto.

         7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered, or if sent by certified mail, postage prepaid to its residence in the case of Consultant, its principal office in the case of the Company and shall be effective upon deposit into the United States Postal Service, or in the case of personal delivery when actually delivered. Such notice shall be directed to the individuals and addresses below:

                                    George Malasek
                                    4275 Executive Square
                                    Suite 1100
                                    La Jolla, CA  92037


                                    Globalock Corporation
                                    860 Via de la Paz, Suite E-1
                                    Pacific Palisades, CA  90272

                                    With a copy to be provided to:

                                    Sara Churgin
                                    104 Prospect Hill Street
                                    Newport, RI 02840

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         8.  Waiver.  The waiver by the Company of a breach of any  provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.

         9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns, but shall not be assignable by Consultant without the prior written consent of the Company.

         10. Severability. If any provision of this Agreement is held to be contrary to law, that provision shall be deemed severable from the balance of this Agreement, and the balance of this Agreement shall remain in force between the parties to the fullest extent permitted by law.

         11. Non-Competition. During the period of this Agreement, and for a six
(6) month period following termination thereof, Consultant shall not provide similar strategic, financial or operational advice to any organization offering services and products similar to those developed and marketed by the Company.

         12. Entire Agreement. This Agreement shall be deemed to express, embody, and supersede all previous understandings, agreements and commitments, whether written or oral, between the parties hereto with respect to the subject matter hereof and to fully and finally set forth the entire agreement between the parties hereto. No modifications shall be binding unless stated in writing and signed by both parties hereto with the approval of the President of the Company.

         13. Governing Law; Venue; Arbitration. This Agreement shall be governed by the laws of the State of Texas. Any dispute involving or affecting this Agreement or the services to be performed shall be determined and resolved by binding arbitration in the County of Gregg, State of Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

         14. Prior Agreements. This Agreement supersedes and renders null and void all prior written or oral agreements by and between the Company or its affiliates and Consultant, except as provided herein or in any amendments or addendums hereto.


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         15. Survival of Covenants.  Upon termination of this Agreement, for any reason, the covenants contained in Sections 5, 11, 12, 13 and 15 shall survive such termination.

         16. Counterparts. This Agreement may be signed in two counterparts, but both of which placed together, shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the date set forth above.

                           COMPANY:

                           GLOBALOCK CORPORATION

                                    /s/ George Todt
                           By: _______________________________
                                    George Todt


                           CONSULTANT:

                           George Malasek

                                  /s/ George Malasek
                           By: ________________________________
                                    George Malasek